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                        STATE STREET BANK AND TRUST COMPANY
                INVESTMENT FUNDS FOR TAX EXEMPT RETIREMENT PLANS

                         AMENDMENT AND FUND DECLARATION

                           GOVERNMENT CREDIT BOND FUND

Pursuant to Articles III and VII of the Second Amended and Restated Declaration of Trust for the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans, dated March 13, 1997 (the "Declaration of Trust") State Street Bank and Trust Company (the "Trustee"), by its execution of this Amendment and Fund Declaration, hereby amends a Government Corporate Bond Fund and restates it as the Government Credit Bond Fund (the "Fund"). The Trustee agrees that it will hold, administer and deal with all money and property received by it as Trustee of the Fund in accordance with the terms of the Declaration of Trust, subject to the additional terms and conditions set forth in this Amendment and Fund Declaration.



1.   NAME OF THE FUND:

     Government Credit Bond Fund

2.   EFFECTIVE DATE OF THE AMENDMENT AND FUND DECLARATION:

     March 15, 2003

3.   INVESTMENT OBJECTIVES OF THE FUND:

     The Investment Objective of the Fund shall be to match or exceed the return of the Lehman Brothers Government Credit Bond Index (the "Index").

4.   PERMITTED CLASSES OF ASSETS AND INVESTMENT STRATEGY OF THE FUND:

     The Fund seeks to achieve its objective by investing primarily in units of the Government Fund and the Credit Fund (the "Core Funds"), bank commingled funds maintained by the Trustee, the Fund Declarations of which are attached hereto.

     In addition, the Fund may invest in securities including, but not limited to: repurchase agreements, U.S. Treasury, agency, corporate (including medium term notes, Rule 144a and other types of corporate issuance), mortgage-backed, asset-backed, sovereign and supranational debt. At time of purchase, all securities purchased by the Fund will be rated at or above investment grade by either

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     Standard & Poor's or Moody's Investor Services. All securities held by the
     Fund shall be U.S. dollar denominated.

     The Fund way hold derivative securities including, but not limited to, options, futures and swaps. The Fund may invest in other securities, investments, and bank commingled funds ("Commingled Funds") maintained by the Trustee which have characteristics consistent with the overall investment objective. Additional securities, investments and Commingled Funds may be added to the Fund in the event that new sectors are added to the Index, and may be implemented without advance notice to participants.

     In addition, the Fund may invest excess cash in short term securities and instruments including , but not limited to, repurchase agreements, commercial paper, the Short Term Investment Fund ("STIF") or other short term cash funds maintained by the Trustee, as well as shares of the SSgA Money Market Fund or other short term registered mutual funds for which an affiliate of the Trustee acts as investment advisor ("Mutual Funds").


5.   OPERATIONS OF THE FUND:

     The Trustee intends to operate the Fund as a "qualifying entity" pursuant to Regulation 4.5 (17 CFR (ss.) 4.5) of the Commodity Futures Trading Commission ("CFTC"), Therefore, the Fund will limit its positions in commodity futures or options contracts which do not come within the meaning and intent of Regulation 1.3(z)(1) (17 CFR (ss.) 1.3 (z)(1)) of the CFTC to positions for which the aggregate initial margin and premiums will not exceed five percent (5%) of the net asset value of the Fund.

     Each business day shall be a Valuation Date (as defined in the Declaration of Trust).

6.   FEES AND EXPENSES:

     With respect to the Fund assets invested in the Mutual Funds, the Fund will indirectly incur management fees and other charges which currently do not exceed fifty-three (53) basis points. The Trustee will waive the allocable portion of each participant's management fee for the Fund that is attributable to such investment of cash in any Mutual Fund.
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     The Fund will be charged an administration fee as set forth on the attached schedule. The Fund will also be charged an annual audit fee, and such other fees as are permitted by the Declaration of Trust.

     STATE STREET BANK AND TRUST COMPANY


     BY:    /s/ Timothy Connolly
           -----------------------------
     NAME:  Timothy Connolly
     TITLE: Sr. Principal

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                       SCHEDULE OF ADMINISTRATION CHARGES


The Trustee will charge the Fund an annual administration fee equal to $25,000.